Exhibit 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Second Quarter 2005 Financial Results

South San Francisco, Calif., - August 3, 2005 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the second quarter and six months ended June 30, 2005.

For the second quarter of 2005, Rigel reported a net loss of $12.3 million, or $0.62 per share, compared to a net loss of $12.3 million, or $0.68 per share, in the second quarter of 2004.  Weighted average shares outstanding for the second quarters of 2005 and 2004 were 19.9 million and 18.2 million, respectively.

Rigel reported revenue from collaborations of $4.6 million in the second quarter of 2005, compared to $1.5 million in the second quarter of 2004.  The increase in revenue was primarily due to the initiation of the Merck & Co., Inc. and Pfizer Inc. collaborations and the receipt of a milestone payment from Daiichi Pharmaceuticals Co., Ltd. as part of their collaboration to identify a new type of oncology drug.  The increase was offset by the conclusion of the research phase of the Novartis program in oncology in mid-2004.

Total operating expenses were $17.2 million in the second quarter of 2005, compared to operating expenses of $14.0 million in the second quarter of 2004.  Higher operating expenses were primarily attributable to an increase in preclinical and clinical costs associated with clinical development programs in allergy, rheumatoid arthritis and oncology, and an increase in non-cash, stock-based compensation expense due to the appreciation of Rigel’s stock price in the second quarter of 2005.

For the six months ended June 30, 2005, Rigel reported a net loss of $23.5 million, or $1.18 per share, compared to a net loss of $25.4 million, or $1.48 per share, for the same period last year. Rigel recorded revenue from collaborations of $7.2 million for the six months ended June 30, 2005, compared to $2.9 million for the first six months of 2004.

As of June 30, 2005, Rigel had cash, cash equivalents and available-for-sale securities of $60.1 million, compared to $70.5 million at March 31, 2005 and $71.4 million at December 31, 2004.  Net cash used in the second quarter of 2005 was $10.4 million.

In July, Rigel completed a public offering in which it sold 4,197,500 shares of common stock, including 547,500 shares issued upon exercise of an option granted to the underwriters to cover over-allotments, at a price of $20.75 per share. The aggregate net proceeds of the offering, including the shares issued upon exercise of the over-allotment option, were approximately $81.9 million after deducting underwriting discounts and commissions.

“With our recent offering, which raised over $80 million, we believe we have the financial resources with which to execute our development programs in allergy, rheumatoid arthritis and oncology as well as to continue to bring forward exciting additional product candidates to the clinic,” said James M. Gower, chairman and chief executive officer of Rigel. “Our development programs remain on track with R112, our lead product candidate for the treatment of allergic rhinitis, about to begin a second Phase II clinical trial.  R406/788 continues to be in Phase I clinical studies for the treatment of rheumatoid arthritis, with planning for broader, longer-term safety, pharmacokinetic and efficacy studies in 2006 underway.  We are busy preparing to file an investigational new drug (IND) application by the end of this year with R763, a potent, highly-selective, small-molecule inhibitor of aurora kinase that shows promise in the treatment of certain cancers.  In addition, our collaborations with Merck and Pfizer are moving forward.”

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. We have three product development programs: asthma/allergy, rheumatoid arthritis and cancer. Our strategy is to commence clinical trials with one lead compound each year and to develop a portfolio of product candidates for our own proprietary programs and with potential collaborative partners.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue pre-clinical studies and clinical development of product candidates and the timing thereof and the potential efficacy of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical studies, clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Rigel does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLES TO FOLLOW

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Contact: Jim Welch
Phone: 650.624.1176
Email: invrel@rigel.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$4,606	$1,487	$7,224	$2,974

Operating expenses:
Research and development	13,241	11,824	25,441	22,733
General and administrative	3,173	3,027	6,488	5,779
Stock-based compensation (see Note A)	822	(837)	(646)	109
Total operating expenses	17,236	14,014	31,283	28,621
Loss from operations	(12,630)	(12,527)	(24,059)	(25,647)
Interest income/(expense), net	337	185	602	254
Net loss	$(12,293)	$(12,342)	$(23,457)	$(25,393)
Net loss per common share, basic and diluted	$(0.62)	$(0.68)	$(1.18)	$(1.48)
Weighted average shares used in computing net loss per common share, basic and diluted	19,887	18,215	19,801	17,131

Note A

Stock-based compensation excluded from:
Research and development	$566	$(556)	$(461)	$229
General and adminstrative	256	(281)	(185)	(120)
	$822	$(837)	$(646)	$109

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2005	2004(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$60,092	$71,427
Total assets	68,630	78,822
Stockholder’s equity	34,157	52,301

(1) Derived from audited financial statements